As filed with the Securities and Exchange Commission on September 26, 2007	File No. 333-142826

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERGY METALS CORPORATION

(Exact name of registrant as specified in its charter)

British Columbia, Canada (State or other jurisdiction of Incorporation or organization)	N/A (I.R.S. Employer Identification No.)
Suite 1238-200 Granville Street Vancouver, British Columbia Canada, V6C 1S4 (Address of principal executive offices)

ENERGY METALS CORPORATION STOCK OPTION PLAN
(Full title of the plan)

Erwin & Thompson LLP 1 East Liberty St. Suite 424 P.O. Box 408 Reno, Nevada 89504 (775) 786-9494
(Telephone number, including area code, of agent for service)

EXPLANATORY NOTE

On May 10, 2007, Energy Metals Corporation (the “Registrant”) filed with the Securities and Exchange Commission a registration statement on Form S-8, Registration No. 333-142826 (the “Registration Statement”), for the sale of 1,824,357 shares of the common stock without par value, of the Registrant under the Registrant’s Stock Option Plan.

On June 3, 2007, the Registrant entered into a definitive agreement with Uranium One Inc. (formerly sxr Uranium One Inc.) (“Uranium One”) providing for a stock-for-stock business combination between the Registrant and Uranium One. As consideration for the transaction, each common share of the Registrant was converted into the right to receive 1.15 common shares of Uranium One, no par value. On July 31, 2007, the Registrant held a special meeting of shareholders at which the Registrant’s shareholders approved the arrangement. The business combination became effective on August 10, 2007.

The offering contemplated by the Registration Statement has terminated. The Registrant is removing from registration, by means of a post-effective amendment (“Post-Effective Amendment No. 1”) to the Registration Statement, any securities registered under the Registration Statement that remained unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, province of British Columbia, Canada on September 25, 2007.

ENERGY METALS CORPORATION
By: /s/ Paul Matysek Paul Matysek President and Chief Executive Officer (principal executive officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Paul Matysek	President, Chief Executive Officer and Director	September 25, 2007
Paul Matysek	(principal executive officer)

/s/ George Lim	Chief Financial Officer	September 25, 2007
George Lim	(principal financial officer and principal accounting officer)

/s/ Robin Merrifield	Director	September 25, 2007
Robin Merrifield

/s/ Fletcher Newton	Director	September 25, 2007
Fletcher Newton

/s/ John Sibley	Director	September 25, 2007
John Sibley

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Post-Effective Amendment No. 1 to the Registration Statement, solely in the capacity of the duly authorized representative of Energy Metals Corporation in the United States, on September 25, 2007.

ENERGY METALS CORPORATION (US)
By: /s/ Paul Matysek Name: Paul Matysek Title: President